Exhibit 99.1

MEDIA CONTACT: Travis Parman, Travis.Parman@appharvest.com

INVESTOR CONTACT: Kaveh Bakhtiari, AppHarvestIR@appharvest.com

AppHarvest Completes “Summer Refresh” and Replanting at Flagship Morehead Farm While Securing Credit Facility with JP Morgan to Continue High-Tech Farm Network Development

The 60-acre indoor farm’s upcoming harvest is expected to deliver tomato revenue to summer 2022

MOREHEAD, Ky. Sept 30, 2021 – AppHarvest, Inc. (NASDAQ: APPH, APPHW), a leading AgTech company, public benefit corporation and Certified B Corp focused on delivering fresh fruits and vegetables more sustainably using up to 90% less water than open-field agriculture, today announced it completed the “Summer Refresh” and replanting of its flagship high-tech indoor farm in Morehead, Ky. in preparation for the second season of harvesting.

The more than 700,000 tomato plants in the 2.8 million sq. ft. facility are expected to reach a mature height of about 40 feet and begin producing within a couple of months after planting. Thus, the company continues to expect tomato net sales to be modest in the third quarter, approximately $300,000 to $400,000, with ramp-up in the fourth quarter as the planted acreage becomes fully productive.

“With the late summer refresh and replanting, the AppHarvest Morehead Farm is on track to start growing tomatoes for Season Two with lessons learned from our first season integrated into our game plan for the upcoming harvest,” said AppHarvest Founder and CEO Jonathan Webb. “We remain on track with our plan to offer new crop types in addition to tomatoes by the end of next year, and I’m pleased with the progress across our company as we continue to focus on delivering a sustainable and climate-resilient food system that can provide fresh produce at scale from right here in Appalachia.”

AppHarvest currently is operating one 60-acre high-tech indoor farm in Morehead, Ky., which is estimated to be able to produce about 40 million pounds of tomatoes per year, serving some of the top national grocery store chains and food service outlets. The company has more farms under construction in Eastern Kentucky that are expected to produce vine crops, berries and leafy greens. The Berea, Ky. 15-acre leafy green facility and Richmond, Ky. 60-acre tomato facility are each approximately 50 percent complete and are expected to be operational by the end of 2022.

AppHarvest also announced that it has entered a $25 million cash-backed credit facility with JP Morgan based on its third high-tech, 30-acre indoor farm under construction that plans to grow berries in Somerset, Ky., which broke ground in June 2021. Proceeds from the 364-day credit facility, which is priced at LIBOR plus 225 basis points, will be applied toward capital expenditures and improvements, including construction of the company’s fourth high-tech indoor farm.

About AppHarvest

AppHarvest is an applied technology company in Appalachia developing and operating some of the world’s largest high-tech indoor farms designed to grow non-GMO, chemical pesticide-free produce, using up to 90 percent less water than open-field agriculture and only rainwater while producing yields up to 30 times that of traditional agriculture on the same amount of land without agricultural runoff. The company combines conventional agricultural techniques with world-class technology including artificial intelligence and robotics to improve access for all to nutritious food, farming more sustainably, building a domestic food supply, and increasing investment in Appalachia. The company’s 60-acre Morehead, Ky. facility is among the largest indoor farms in the world. For more information, visit https://www.appharvest.com/.

Exhibit 99.1
Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” “can,” “goal,” “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, regarding AppHarvest’s value of current and future investments, intention to build high-tech CEA farms, the anticipated benefits of and production at such facilities, AppHarvest’s future financial performance, as well as AppHarvest’s growth and evolving business plans and strategy, ability to capitalize on commercial opportunities, future operations, estimated financial position, estimated Adjusted EBITDA, revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of AppHarvest’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of AppHarvest. These forward-looking statements are subject to a number of risks and uncertainties, including those discussed in the Company’s Quarterly Report on Form 10-Q filed with the SEC by AppHarvest on August 11, 2021 under the heading “Risk Factors,” and other documents AppHarvest has filed, or that AppHarvest will file, with the SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. In addition, forward-looking statements reflect AppHarvest’s expectations, plans, or forecasts of future events and views as of the date of this press release. AppHarvest anticipates that subsequent events and developments will cause its assessments to change. However, while AppHarvest may elect to update these forward-looking statements at some point in the future, AppHarvest specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing AppHarvest’s assessments of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.